As filed with the Securities and Exchange Commission on March 30, 2015

Investment Company Registration No. 811-23033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 1

Triloma EIG Global Energy Master Fund, LLC

(Exact Name of Registrant as Specified in Charter)

228 N. Park Avenue, Suite A

Winter Park, FL 32789

(Address of Principal Executive Offices)

(407) 636-7115

Registrant’s Telephone Number, including Area Code

NATIONAL REGISTERED AGENTS, INC.

160 Greentree Drive, Suite 101

Dover, DE 19904

(Name and Address of Agent for Service)

Copies to:

BARRY L. GOFF	ROBERT VITALE	RICHARD HOROWITZ, ESQ.
Triloma Financial Group, LLC	EIG Global Energy Partners, LLC	Dechert LLP
228 N. Park Avenue, Suite A Winter Park, FL 32789	1700 Pennsylvania Avenue NW, Suite 800 Washington, DC 20006	1095 Avenue of the Americas New York, NY 10036

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Investment in the Registrant may be made only by individuals or entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

TRILOMA EIG GLOBAL ENERGY MASTER FUND, LLC

CROSS REFERENCE SHEET

PARTS A AND B

ITEM NO.	REGISTRATION STATEMENT CAPTION	CAPTION IN PART A OR PART B

Part A

1.	Outside Front Cover	Not Required

2.	Cover Pages; Other Offering Information	Not Required

3.	Fee Table and Synopsis	Fee Table

4.	Financial Highlights	Not Required

5.	Plan of Distribution	Not Required

6.	Selling Shareholders	Not Required

7.	Use of Proceeds	Not Required

8.	General Description of the Registrant	General Description of the Registrant

9.	Management of the Fund	Management

10.	Capital Stock, Long-Term Debt and Other Securities	Capital Stock, Long-Term Debt and Other Securities

11.	Defaults and Arrears on Senior Securities	Not Applicable

12.	Legal Proceedings	Not Applicable

13.	Table of Contents of the Statement of Additional Information	Not Applicable

PART B

14.	Cover Page	Not Applicable

15.	Table of Contents	Not Applicable

16.	General Information and History	Not Applicable

17.	Investment Objective and Policies	Investment Objective and Policies

18.	Management	Management

19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities

20.	Investment Advisory and Other Services	Investment Advisory and Other Services

21.	Portfolio Managers	Portfolio Managers

22.	Brokerage Allocation and Other Practices	Not Applicable

23.	Tax Status	Tax Status

24.	Financial Statements	Financial Statements

PART C

The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of the Registration Statement.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement on Form N-2 of Triloma EIG Global Energy Term Fund I (the “Feeder Fund”), as filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2015 (the “Feeder Fund’s Registration Statement”).  The Feeder Fund and Triloma EIG Global Energy Master Fund, LLC (the “Fund”) are organized in what is commonly referred to as a “master-feeder” structure.  The Feeder Fund is the initial feeder fund in this “master-feeder” structure and the Fund anticipates that it will periodically permit feeder funds in addition to the Feeder Fund to invest in the Fund.  Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Feeder Fund’s Registration Statement.

ITEM 3.                                                FEE TABLE.

This table describes the fees and expenses that you will pay if you buy and hold limited liability company interests (“Interests”) in the Fund.  Because the Fund has no operating history, many of these expenses are estimates.

Management fee(1)	[•]	%
Incentive allocation(2)	[•]	%
Interest payments on borrowed funds(3)	[•]	%
Other expenses(4)	[•]	%
Total annual fund expenses	[•]	%

Example:

The following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in Interests. In calculating the following expense amounts, the Fund has assumed its direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above:

	1 Year		3 Years		5 Years		10 Years
An investor would pay the following expenses on a $1,000 investment, assuming a [•]% annual return:	$	[•]	$	[•]	$	[•]	$	[•]

The example and the expenses in the tables above should not be considered a representation of the Fund’s future expenses, and actual expenses may be greater or less than those shown. While the example assumes a [•]% annual return, as required by the SEC, the Fund’s performance will vary and may result in a return greater or less than [•]%. In addition, the example assumes reinvestment of all distributions pursuant to the distribution reinvestment plan.

(1)

The Management Fee is calculated and payable monthly in arrears at the annual rate of 2.0% of the Fund’s average gross assets during the relevant month. The Management Fee shown in the table above is higher than the contractual rate because the Management Fee in the table is required to be calculated as a percentage of the Fund’s average net assets, rather than gross assets. Because the Management Fee is based on the Fund’s average gross assets, the Fund’s use of leverage will increase the Management Fee paid to the Advisors.

(2)

The Incentive Allocation is made to Triloma EIG Management Company, LLC (the “Manager”). The Incentive Allocation is based on the Fund’s performance and will not be made unless the Fund achieves certain performance targets. The Fund expects the Incentive Allocation the Fund makes to increase to the extent the Fund earns greater interest income through its investments in portfolio companies. The Incentive Allocation is calculated and made quarterly in arrears based upon the Fund’s “pre-incentive allocation net investment income” for the immediately preceding quarter and is subject to a hurdle rate, expressed as a rate of return on the Fund’s adjusted capital, equal to 1.875% per quarter, or an annualized hurdle rate of 7.5%, subject to a “catch-up” feature. The Incentive Allocation on net investment income is (a) 100% of the pre-incentive allocation net investment income that exceeds 1.875% but is less than or equal to 2.344% in any calendar quarter (9.376% annualized) of average adjusted capital, plus (b) 20% of pre-incentive allocation net investment income in excess of 2.344% in any calendar quarter of average adjusted capital.

(3)

The Fund intends to borrow funds to make investments. The figure in the table assumes the Fund borrows for investment purposes an amount equal to [33]% of the Fund’s average net assets during the year ending December 31, 2015 and that the annual interest rate on the amount borrowed is [•]%.

(4)

Other expenses are based on estimated amounts for the current fiscal year and include the Administration Fee, accounting, legal and auditing fees of the Fund, and organizational and offering expenses. The amount presented in the table estimates the amounts the Fund expects to pay during the year ending December 31, 2015 assuming the Fund raises $[•] million of proceeds during such time.

ITEM 8.                                                GENERAL DESCRIPTION OF THE REGISTRANT.

The Fund is a closed-end, non-diversified, management investment company that was organized as a Delaware limited liability company on February 18, 2015.

Interests in the Fund are being issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act of 1933, as amended (the “Securities Act”).  Investments in the Fund may be made only by “accredited investors,” as defined in Regulation D under the Securities Act.  This

Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

The Fund’s investment objectives are to provide Members with current income, capital preservation and, to a lesser extent, long-term capital appreciation.  Information regarding the Fund’s investment objective, strategies and policies, the kinds of securities in which the Fund principally invests, other investment practices of the Fund and the risk factors associated with investments in the Fund are incorporated herein by reference from the sections entitled “Investment Objectives, Opportunities and Strategies” and “Types of Investments and Related Risks” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement.

ITEM 9.                                                MANAGEMENT.

A description of how the business of the Fund is managed is incorporated herein by reference from the sections entitled “Management of the Fund and the Master Fund,” “The Advisor and Sub-Advisor” and “Fund and Master Fund Expenses” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement.  The following list identifies the specific sections of the Feeder Fund’s prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference.

ITEM 9.1(a).                       BOARD OF DIRECTORS.

See “Management of the Fund and the Master Fund”

ITEM 9.1(b).                       INVESTMENT ADVISERS.

See “The Advisor and Sub-Advisor”

ITEM 9.1(c).                        PORTFOLIO MANAGEMENT.

See “Management of the Fund and the Master Fund—Management and Investment Personnel”

ITEM 9.1(d).                       ADMINISTRATORS.

See “Management of the Fund and the Master Fund—Administrative Services”

ITEM 9.1(e).                        CUSTODIANS.

See “Management of the Fund and the Master Fund—Custodians, Distribution Paying Agent, Transfer Agent and Registrar”

ITEM 9.1(f).                         EXPENSES.

See “Fund and Master Fund Expenses”

ITEM 9.1(g).                       AFFILIATED BROKERAGE.

Not Applicable.

ITEM 9.2.                                      NON-RESIDENT MANAGERS.

Not Applicable.

ITEM 9.3.                                      CONTROL PERSONS.

See response to Item 19 below.  To the extent that any investor is the beneficial owner of more than 25% of the Interests (by value) of the Fund, such investor may be deemed to be a “control person” of the Fund for purposes of the 1940 Act.

ITEM 10.                                         CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1.                               CAPITAL STOCK.

The Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for income tax purposes.  The rights of each member in the Fund (each, a “Member”) will be established and governed by the Limited Liability Company Agreement of the Fund, dated and effective as of [   ] (the “LLC Agreement”).  The following is a summary description of certain provisions of the LLC Agreement.  The description of such provisions is not definitive and is qualified in its entirety by reference to the LLC Agreement.  For purposes of this Item 10.1, capitalized terms that are not otherwise defined shall have the respective meanings set forth in the LLC Agreement.  Reference should be made to the complete text of the LLC Agreement.

Management and control of the business of the Fund is vested in its Board of Managers (the “Board”), which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Limited Liability Company Act (the “Delaware Act”) and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder.  No member of the Board (each, a “Board Member”) shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Board Members authority as delegated by the Board.  Except to the extent otherwise expressly provided in the LLC Agreement, (i) each Board Member shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each independent Board Member shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each Board Member of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act. During any period in which the Fund shall have no Board Member, the Manager shall continue to serve as manager to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Board Members are elected or the Fund is dissolved in accordance with the LLC Agreement.

Each Member agrees not to treat, on his personal return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Fund.  The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Internal Revenue Code of 1986, as amended, or any other revenue laws.

Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund.  Members shall have the right to vote on any matters only as provided in the LLC Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Delaware Act.

The Board may delegate to any person any rights, power and authority vested by the LLC Agreement in the Board to the extent permissible under applicable law.

Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board shall determine.  The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefore, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting.  Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting.  The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of the LLC Agreement or of the Investment Company Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Board Members, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s voting Interest.  The Board shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

Except as otherwise provided in the LLC Agreement, no Member or other person holding an Interest or portion thereof acquired from a Member has the right to withdraw from the Fund or require the Fund to redeem or repurchase its Interest or any portion thereof.  The Board may, from time to time and in its sole discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Interests or portions thereof from Members, including the Advisors or any of their affiliates, pursuant to written tenders.  In determining whether the Fund should offer to repurchase Interests or portions thereof from Members pursuant to written requests, the Board may consider the following factors, among others:

(1)	whether any Members have requested to tender Interests or portions thereof to the Fund;

(2)	the liquidity of the Fund’s assets;

(3)	the investment plans and working capital requirements of the Fund;

(4)	the relative economies of scale of the tenders with respect to the size of the Fund;

(5)	the history of the Fund in repurchasing Interests or portions thereof;

(6)	the availability of information as to the value of the Fund’s investments;

(7)	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(8)	the anticipated tax consequences of any proposed repurchases of Interests or portions thereof;

(9)	whether the Fund is operation under any restrictions or covenants imposed by the Fund’s credit agreements or other leveraged facilities; and

(10)	the recommendations of the Advisors.

The Board shall cause the Fund to repurchase Interests or portions thereof pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Interests acquired from Members), as applicable.

The Fund intends to commence an Interest repurchase program following the first full calendar quarter after the Feeder Fund’s initial closing, pursuant to which it intends to conduct quarterly tender offers, on approximately 10% of the weighted average value of outstanding Interests in any 12-month period, in accordance with the requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and the Investment Company Act.

At the discretion of the Board, the Fund intends to limit the amount of Interests to be repurchased during any calendar year to the amount of Interests it can repurchase with cash on hand, cash available from borrowings and cash from the sale of investments as of the end of the applicable period to repurchase Interests. In addition, and without intending to limit its other repurchase rights referred to above, the Fund intends to limit repurchases in each quarter to 2.5% of the weighted average value of outstanding Interests in the prior four calendar quarters (or such fewer calendar quarters during the first year). Subject to board approval, the Fund intends to increase the amount of the relevant quarterly repurchase of its common Interests in order to fund a Feeder Fund’s Liquidation Repurchase Request.

To the extent that the amount of Interests tendered for repurchase exceeds the amount of Interests that the Fund is able to purchase, the Fund will repurchase Interests on a pro rata basis. All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Interests or portions thereof.  The amount due to any Member whose Interest or portion thereof is repurchased shall be based on the net asset value of such Member’s Capital Account or portion thereof as applicable as of the effective date of repurchase, after giving effect to all allocations to be made to such Member’s Capital Account as of such date.

The Fund shall be dissolved at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)

upon the determination of the Members not to continue the business of the Fund at a meeting called by the Manager in accordance with the LLC Agreement when no Board Member remains to continue the business of the Fund or if the required number of Board Members is not elected within 60 days after the date on which the last Board Member ceased to act in that capacity;

(3)	at the election of the Manager to dissolve the Fund; or

(4)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund.  Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with the LLC Agreement and the Certificate has been canceled.

Upon the dissolution of the Fund as provided in the LLC Agreement, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall liquidate, in an orderly manner, the business and administrative affairs of the Fund.  Net profit and net loss during the period of liquidation shall be allocated pursuant to the LLC Agreement.  The proceeds from liquidation shall, subject to the Delaware Act, be distributed in the following manner:

(1)

in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid [on a pro rata basis];

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority [and on a pro rata basis]; and

(3)

the Members shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members’ Capital Accounts for the accounting period ending on the date of the distributions under the LLC Agreement.

Anything in the LLC Agreement to the contrary notwithstanding, but subject to the priorities set forth in the LLC Agreement (described above), upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to the LLC Agreement as of a determination date and charged as so valued and distributed against amounts to be paid under the LLC Agreement (described above), and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

Except as otherwise provided under applicable law, none of the Members, Board Members, nor, except to the extent provided in the LLC Agreement and in the Investment Advisory Agreement or Investment Sub-Advisory Agreement, the Advisors, shall be liable personally for the Fund’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund, except that a Member may be obligated to make capital contributions to the Fund and other payments pursuant to the LLC Agreement and to repay any funds wrongfully distributed to such Member.

ITEM 10.2.                               LONG-TERM DEBT.

Not applicable.

ITEM 10.3.                               GENERAL.

Not applicable.

ITEM 10.4.                               TAXES.

Information on the taxation of the Fund is incorporated herein by reference from the section entitled “Tax Aspects” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement.

ITEM 10.5.                               OUTSTANDING SECURITIES

As of the date of filing of this Registration Statement, there are no securities of the Fund outstanding.

ITEM 10.6.                               SECURITIES RATINGS.

Not applicable.

ITEM 11.                                         DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.                                         LEGAL PROCEEDINGS.

Not applicable.

ITEM 13.                                         TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Feeder Fund’s Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Registration Statement.

ITEM 14.                                         COVER PAGE.

Not applicable.

ITEM 15.                                         TABLE OF CONTENTS.

Not applicable.

ITEM 16.                                         GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.                                         INVESTMENT OBJECTIVE AND POLICIES.

Information in response to this item is incorporated herein by reference from the sections entitled “Investment Objectives, Opportunities and Strategies” and “Types of Investments and Related Risks” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement.

ITEM 18.                                         MANAGEMENT.

Information in response to this item is incorporated herein by reference from the section entitled “Management of the Fund and Master Fund” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement and the section entitled “Management of the Fund” in the Feeder Fund’s statement of additional information (“SAI”) included in the Feeder Fund’s Registration Statement.

ITEM 19.                                         CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

The Feeder Fund intends to invest substantially all of its assets in the Fund and, therefore, is expected to become a 5% holder of the Fund’s Interests.

ITEM 20.                                         INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment advisory and other services provided for or on behalf of the Fund is incorporated herein by reference from the sections entitled “Management of the Fund and Master Fund” “Fund and Master Fund Expenses” and “The Advisor and Sub-Advisor” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement and the sections entitled “Management of the Fund and the Master Fund—The Advisor” and “Management of the Fund and the Master Fund—The Sub-Advisor” in the Feeder Fund’s SAI included in the Feeder Fund’s Registration Statement.

ITEM 21.                                         PORTFOLIO MANAGERS.

Information regarding the portfolio managers of the Fund is incorporated herein by reference from the section entitled “Management of the Fund and the Master Fund—Management and Investment Personnel” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement and the section entitled “Management of the Fund and the Master Fund—Portfolio Management” in the Feeder Fund’s SAI included in the Feeder Fund’s Registration Statement.

ITEM 22.                                         BROKERAGE ALLOCATION AND OTHER PRACTICES.

Information regarding brokerage allocation and other practices of the Fund is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage Allocation” in the Feeder Fund’s SAI included in the Feeder Fund’s Registration Statement.

ITEM 23.                                         TAX STATUS.

Information on the tax status of the Fund is incorporated herein by reference from the section entitled “Tax Aspects” in the Feeder Fund’s prospectus included in the Feeder Fund’s Registration Statement.

ITEM 24.                                         FINANCIAL STATEMENTS.

The Fund will issue a complete set of financial statements on a semi-annual basis prepared in accordance with generally accepted accounting principles.  To date, the Fund has not conducted any business, other than in connection with its organization.

PART C.  OTHER INFORMATION

Item 25.  Financial Statements and Exhibits.

1.	Financial Statements:	Not Applicable.

2.	Exhibits:

	(a)	(1) Certificate of Formation**
(2) Certificate of Amendment to Certificate of Formation*
(2) Limited Liability Company Agreement***

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)	See Item 25(2)(a)(2).

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)	(1) Form of Investment Advisory Agreement***
(2) Form of Investment Sub-Advisory Agreement***

	(h)	Not Applicable.

	(i)	Not Applicable.

	(j)	Form of Custodian Agreement***

	(k)	(1) Form of Administration Agreement***
(2) Form of Expense Support and Reimbursement Agreement***

	(l)	Not Applicable.

	(m)	Not Applicable.

	(n)	Not Applicable.

	(o)	Not Applicable.

	(p)	Not Applicable.

	(q)	Not Applicable.

(r)	(1) Code of Ethics of Triloma EIG Global Energy Master Fund, LLC***
(2) Code of Ethics of Triloma Energy Advisors, LLC***
(3) Code of Ethics of EIG Credit Management Company, LLC***

*                                         Filed herewith.

**                                  Incorporated herein by reference to the corresponding exhibit of the Registrant’s initial Registration Statement on N-2 (File No. 811-23033), filed on February 20, 2015.

***                           To be filed by amendment.

Item 26.  Marketing Arrangements: Not Applicable.

Item 27.  Other Expenses of Issuance and Distribution:

Legal fees	[ ]
Printing	[ ]
Miscellaneous	[ ]

Total	[ ]

Item 28.  Persons Controlled by or Under Common Control with Registrant:

After completion of the private offering of interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Triloma Energy Advisors, LLC and EIG Credit Management Company, LLC, the advisors of the Registrant (the “Advisors”) and the Feeder Fund.  Information regarding the ownership of the Advisors is set forth in their respective Form ADVs as filed with the Securities and Exchange Commission (the “SEC”) (File Nos. [    ] and [ ], respectively), and information regarding the ownership of the Feeder Fund is set forth in its registration statement, and each is incorporated herein by reference.

Item 29.  Number of Holders of Securities as of [   ]:

Title of Class	Number of Record Holders

Units of Beneficial Interest

Item 30.  Indemnification:

Reference is made to Section [   ] of the Registrant’s Limited Liability Company Agreement (the “LLC Agreement”), filed as Exhibit (a)(2) hereto, and to Sections [  ] and [  ] of the Registrant’s Investment Advisory Agreement (the “Investment Advisory Agreement”) and

Investment Sub-Advisory Agreement (the “Sub-Advisory Agreement” and, together with the Investment Advisory Agreement, the “Advisory Agreements”), respectively, filed as Exhibits (g)(1) and (g)(2) hereto, respectively.  The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Advisory Agreements in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the “Investment Company Act”), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of or consultant to the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position.  However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31.  Business and Other Connections of Investment Advisors:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the section entitled “Management of the Fund.”  Information as to the members and officers of the Advisors is included in their respective Form ADVs as filed with the SEC (File Nos. [  ] and [  ], respectively), and is incorporated herein by reference.

Item 32.  Location of Accounts and Records:

[   ]

Item 33.  Management Services:  Not Applicable.

Item 34.  Undertakings:  Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 30th day of March, 2015.

Tirloma EIG Global Energy Master Fund, LLC

By:	/s/ Barry L. Goff
Barry L. Goff
Authorized Person

EXHIBIT INDEX

(a)(2)  Certificate of Amendment to the Certificate of Formation